Exhibit 16.1

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Arnulfstraße 59

80636 München

Postfach/P.O. Box 19 01 05

80601 München

www.de.ey.com

April 7, 2016

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated April 7, 2016, of Pieris Pharmaceuticals, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft

/s/ Dr. Napolitano	/s/ Christ
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]